UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 13, 2009

EnergySolutions, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-33830	51-0653027
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification No.)

423 West 300 South
Suite 200
Salt Lake City, Utah		84101
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:
(801) 649-2000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

This amendment on Form 8-K/A amends the Form 8-K filed on February 13, 2009 with the SEC and is being filed for the purpose of correcting a typographical error contained in the first paragraph regarding the number of shares distributed by ENV Holdings LLC, and to clarify that the cash distribution is expected to have a net cash impact to the Company but that the net impact is expected to be positive.  (The Form 8-K stated that there was no “net impact”).  This Form 8-K/A does not reflect events occurring after February 13, 2009.

On February 13, 2009, ENV Holdings LLC (“ENV”), previously the owner of 14,753,500 shares of common stock of EnergySolutions, Inc. (the “Company”), representing 16.7% of all outstanding shares of common stock of the Company, completed a distribution of all of its shares to its members on a pro rata basis for no consideration.  As a result, ENV is no longer the beneficial owner, directly or indirectly, of any shares of common stock of the Company.

Prior to and in connection with such distribution, ENV contributed funds to the Company for the sole purpose of making payments to certain employees of the Company for their contributions to its growth since ENV’s initial investment in the Company in January 2005.  These payments were made by the Company at ENV’s instruction, and under applicable accounting standards, such payments are deemed to be employee compensation paid by the Company. We do not expect these transactions, which are recorded in the Company’s financial statements for the year ended December 31, 2008, to have a negative cash impact on the Company as the income tax benefit will more than offset the employer portion of payroll taxes.

The payments made by the Company with funds contributed by ENV included the following payments to the named executive officers in the Company’s proxy statement for its 2008 annual meeting of stockholders:

Philip O. Strawbridge	$4,750,000
Executive Vice President and Chief Financial Officer

Raul J. Deju	$1,000,000
Chief Operating Officer

Alan M. Parker	$1,000,000
Chief Operating Officer, International Group

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EnergySolutions, Inc.

Dated: February 17, 2009	By	/s/ Val J. Christensen
Val J. Christensen, President